UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

April 30, 2015

OMNIVISION TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-29939	77-0401990
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4275 Burton Drive

Santa Clara, California 95054

(Address of principal executive offices, including zip code)

(408) 567-3000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01. Entry into a Material Definitive Agreement.

On April 30, 2015, OmniVision Technologies, Inc. (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Seagull International Limited (“Investor”), a wholly owned subsidiary of Seagull Investment Holdings Limited (“Investor Parent”), and Seagull Acquisition Corporation, a wholly owned subsidiary of Investor (“Acquisition Sub”), providing for the merger of Acquisition Sub with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Investor. Investor, Investor Parent and Acquisition Sub were formed on behalf of affiliates of Hua Capital Management Co., Ltd., CITIC Capital Holdings Limited and GoldStone Investment Co., Ltd. (the “Sponsors”).

At the effective time of the Merger, each share of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”) that is outstanding immediately prior to such time (other than (i) shares of Company Common Stock owned by Investor, Acquisition Sub or the Company (including any such shares held in the treasury of the Company) or by any direct or indirect wholly owned subsidiary of Investor, Acquisition Sub or the Company or (ii) shares of Company Common Stock held by stockholders of the Company who neither have voted in favor of the Merger nor consented thereto in writing and who have properly and validly perfected, and not effectively withdrawn or lost, their statutory rights of appraisal in accordance with the Delaware General Corporation Law) will be cancelled and extinguished and automatically converted into the right to receive cash in an amount equal to $29.75 per share (without interest and subject to deduction for any required withholding tax) (the “Merger Consideration”).

At the effective time of the Merger, (i) each outstanding option to purchase shares of Company Common Stock (each, a “Company Option”) that (a) is unvested and outstanding as of immediately prior to such time, or (b) is vested and outstanding as of immediately prior to such time and (1) has a per share exercise price that is greater than or equal to the Merger Consideration and (2) is held by an employee, director or consultant of the Company who is providing services to the Company as of immediately prior to such time (such option described in clause (b), a “Vested Out-of-the-Money Option”), will be assumed and converted into an option to purchase, on the same terms and conditions as were applicable to such Company Option immediately prior to such time, subject to adjustment in accordance with the Merger Agreement, a number of shares of Investor Parent determined in accordance with the provisions set forth in the Merger Agreement, and (ii) each Company Option that is vested and outstanding as of immediately prior to such time (other than a Vested Out-of-the-Money Option) will be cancelled and terminated and automatically converted into the right to receive an amount in cash (without interest and subject to deduction for any required withholding tax), if any, equal to the product obtained by multiplying (x) the aggregate number of shares of Company Common Stock that were issuable upon exercise of such vested Company Option immediately prior to such time by (y) the excess of the amount of the Merger Consideration less the per share exercise price of such Company Option, in each case, subject to and upon the conditions set forth in the Merger Agreement.

At the effective time of the Merger, (i) each outstanding restricted stock unit of the Company (each, a “Company Restricted Stock Unit”) that is granted on or after the date of the Merger Agreement and is outstanding as of immediately prior to such time will be assumed and converted into rights with respect to shares of Investor Parent, with each such Company Restricted Stock Unit representing the right to receive shares of Investor Parent upon settlement of such Company Restricted Stock Unit promptly after vesting (except to the extent the terms of the applicable restricted stock unit agreement provide for deferred settlement, in which case settlement shall be in accordance with the specified terms) and the number of shares of Investor Parent subject to each award of Company Restricted Stock Units will be determined in accordance with the provisions set forth in the Merger Agreement, and (ii) each outstanding Company Restricted Stock Unit that was granted prior to the date of the Merger Agreement and is outstanding as of immediately prior to such time (“Cancelled RSU”) will be cancelled and terminated and automatically converted into the right to receive an amount in cash (without interest and subject to deduction for any required withholding tax) equal to the product obtained by multiplying (x) the aggregate number of shares of Company Common Stock that were issuable upon settlement of such Cancelled RSU immediately prior to the effective time of the Merger, by (y) the amount of the Merger Consideration, in each case, subject to and upon the conditions set forth in the Merger Agreement.

Investor and Acquisition Sub have secured committed financing, consisting of a combination of equity to be provided by the investment funds affiliated with the Sponsors and debt financing expected to be arranged by Bank of China and China Merchants Bank, the aggregate proceeds of which will be sufficient for Investor and Acquisition Sub to pay the aggregate Merger Consideration and all related fees and expenses. The financing commitments are subject to customary closing conditions, and the Merger is subject to possible termination events under circumstances specified in the Merger Agreement, subject to applicable termination fees as noted below.

Consummation of the Merger is subject to certain customary closing conditions, including, without limitation, the absence of certain legal impediments, the expiration or termination of the required waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, antitrust regulatory approval in the People’s Republic of China, review and clearance by the Committee on Foreign Investment in the United States, certain other filings and approvals by governmental authorities in the People’s Republic of China, clearance or approval under applicable law in Taiwan and approval by the Company’s stockholders.  In order to obtain clearance or approval under applicable law in Taiwan, the Company will divest certain of its investments in Taiwan, including certain of its interests in a joint venture.

The Company has made customary representations and warranties in the Merger Agreement and has agreed to customary covenants regarding the operation of the business of the Company and its Subsidiaries. The Company is also subject to customary restrictions on its ability to solicit alternative acquisition proposals from third parties and to provide non-public information to, and participate in discussions and engage in negotiations with, third parties regarding alternative acquisition proposals, with customary exceptions.

The Merger Agreement contains certain customary termination rights for the Company and Investor, including the right to terminate the Merger Agreement to accept a superior proposal subject to compliance with certain procedures specified in the Merger Agreement. Upon termination of the Merger Agreement under certain specified circumstances, the Company will be required to pay Investor a termination fee of $28 million. The Merger Agreement also provides that, upon termination of the Merger Agreement under other specified circumstances, Investor will be required to pay the Company a termination fee of $56 million (the “Reverse Termination Fee”).

Each Sponsor has also provided the Company with a limited guaranty in favor of the Company (the “Limited Guarantees”). In the aggregate, the Limited Guarantees guarantee the payment of the Reverse Termination Fee payable by Investor and certain reimbursement and indemnification obligations that may be owed by Investor to the Company pursuant to the Merger Agreement. Each Sponsor’s obligation under the Limited Guarantees is several and not joint. The Merger Agreement also provides that either party may specifically enforce the other party’s obligations under the Merger Agreement, provided that the Company may only cause Investor to close the transaction under specified circumstances.

The foregoing description of the Merger Agreement and the transactions contemplated thereby do not purport to be complete and are subject to, and qualified in their entirety by reference to, the full text of the Merger Agreement, which is attached as Exhibit 2.1 and is incorporated herein by reference.

The Merger Agreement contains representations and warranties by each of Investor, Acquisition Sub and the Company. These representations and warranties were made solely for the benefit of the parties to the Merger Agreement and:

•	should not be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•	may have been qualified in the Merger Agreement by disclosures that were made to the other party in connection with the negotiation of the Merger Agreement;

•	may apply contractual standards of “materiality” that are different from “materiality” under applicable securities laws; and

•	were made only as of the date of the Merger Agreement or such other date or dates as may be specified in the Agreement.

On April 30, 2015, the Company and the Sponsors issued a joint press release announcing the entry into the Merger Agreement. The text of the press release is attached as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

2.1*	Agreement and Plan of Merger, dated as of April 30, 2015, by and among Seagull International Limited, Seagull Acquisition Corporation, and OmniVision Technologies, Inc.

99.1	Press Release of OmniVision Technologies, Inc. and the Sponsors, dated April 30, 2015.

*Schedules and annexes have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule and/or annex will be furnished supplementally to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OMNIVISION TECHNOLOGIES, INC.

By:	/s/ Henry Yang
Henry Yang

Chief Operating Officer

Date: April 30, 2015

EXHIBIT INDEX

Exhibit No.	Description

2.1*	Agreement and Plan of Merger, dated as of April 30, 2015, by and among Seagull International Limited, Seagull Acquisition Corporation, and OmniVision Technologies, Inc.

99.1	Press Release of OmniVision Technologies, Inc. and the Sponsors, dated April 30, 2015.

*Schedules and annexes have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule and/or annex will be furnished supplementally to the Securities and Exchange Commission upon request.